Exhibit 10.9

BUSINESS UNIT PROFIT SHARING AWARD AGREEMENT

2019-2021

Steven Kirk Henderson

Congratulations!

You have been selected to receive a Business Unit Profit Sharing Award (the “Award”) for 2019-2021, as described in the enclosed Terms and Conditions.

Under this Award, you are eligible to receive a 1.50% share of the incremental Earnings before Interest and Taxes (EBIT) generated by the Automotive Business Unit in 2021 in excess of the Business Unit’s EBIT in 2018, subject to certain adjustments. Your maximum payout under the Award is capped at $691,500, based on 150% of your 2019 base salary and is subject to an aggregate maximum payout for all participants in your Business Unit. Your Award will vest on December 31, 2021 and will be paid in cash by March 15, 2022.

You are not required to accept this Award. By signing below, you confirm that you understand and agree that this Award is granted in exchange for you agreeing to the Terms and Conditions, that the Terms and Conditions are included in this Agreement by reference, and that you are not otherwise entitled to the Award.

Accepted and Agreed:

/s/ Steven K. Henderson                                     Date: March 26, 2019

TERMS AND CONDITIONS – BUSINESS UNIT PROFIT SHARING

2019-2021

1.

Performance Period and Payout. This Business Unit Profit Sharing Award (“Award”) covers the three-year period beginning January 1, 2019 and ending December 31, 2021 (“Performance Period”). Your payout (“Payout”) under this Award is determined by multiplying (i) the profit share percentage shown on your Award Agreement (“Profit Share”) by (ii) your Business Unit’s Incremental EBIT (defined below) during the Performance Period. Your Payout is subject to an Individual Payout Cap and a BU Payout Cap.

A.	Individual Payout Cap. The maximum Award Payout you are eligible to receive subject to the individual payout cap shown on your Award Agreement.

B.

BU Payout Cap. In the event the aggregate Payouts for all Award recipients in your Business Unit exceed 5% of your Business Unit’s Incremental EBIT for the Performance Period, each of the Business Unit’s participants’ Profit Shares will be reduced proportionately such that the aggregate Payouts for all the Business Unit’s participants equal 5% of the Incremental EBIT.

2.

Incremental EBIT. The Incremental EBIT during the Performance Period is the total earnings before income and taxes (“EBIT”) for your Business Unit during the third fiscal year of the Performance Period compared to the Base Year EBIT. “Base Year EBIT” is the total EBIT of your Business Unit during the fiscal year immediately preceding the Performance Period.

The calculation of Incremental EBIT will include results from businesses acquired during the Performance Period. Incremental EBIT will exclude results for any businesses divested during the Performance Period, and the divested businesses’ EBIT will also be deducted from Base Year EBIT. Incremental EBIT will exclude (i) results from non-operating branches, (ii) certain currency and hedging-related gains and losses, (iv) items that are outside the scope of the Company’s core, on-going business activities, and (v) all amounts relating to corporate allocations. Incremental EBIT will be adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 10-K relating to the fiscal year immediately preceding the Performance Period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

3.	Reassignment. If, during the Performance Period, your responsibilities shift due to a transfer or a corporate restructuring (a “Reassignment”), your Award will be reallocated as follows:

(i) You will have Incremental EBIT results calculated for any full calendar year(s) during the Performance Period completed prior to the Reassignment based upon the Business Unit identified in your original Award Agreement.

(ii) You will have Incremental EBIT results calculated for the calendar year in which the Reassignment occurs, and any subsequent calendar year(s) during the Performance Period, based upon the Business Unit(s) for which you are responsible following the Reassignment.

(iii)Your Payout will be based upon results calculated under paragraphs (i) and (ii), prorated for the years of the Performance Period before and after the Reassignment.

4.

Vesting of Award. With the exception of early vesting for circumstances described in Sections 5 and 6, this Award will vest on December 31, 2021 (the “Vesting Date”). Your vested Award will be paid out as soon as reasonably practicable following the end of the Performance Period but in no event later than March 15, 2022 (the “Payout Date”). On the Payout Date, the Company will issue a check to you with a gross value equal to your Payout, subject to reduction for tax withholding as described in Section 8.

5.	Termination of Employment.

A.

Except as provided in Section 5(B) and Section 6, if your employment is terminated for any reason before the Vesting Date, your right to this Award will terminate immediately upon such termination of employment. Termination of employment and similar terms when used in this Award refer to a termination employment that constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code.

B.

If your termination of employment during the Performance Period is due to Retirement (as defined below), death, or Disability (as defined below), your Award will vest at the end of the Performance Period and will be prorated for the number of days during the Performance Period prior to your termination.

“Retirement” means you voluntarily quit (i) on or after age 65, or (ii) on or after age 55 if you have at least 20 years of service with the Company or any company or division acquired by the Company.

“Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year; provided, however, the Award shall continue to vest for 18 months after Disability begins.

C.

The employment relationship will be treated as continuing intact while you are on military, sick leave or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

6.

Change in Control. If, during the Performance Period, a Change in Control of the Company (as defined in the Flexible Stock Plan, the “Plan”) occurs and your employment is terminated either (i) by the Company (for reasons other than Disability or Cause, as defined below) or (ii) by you for Good Reason (as defined below), then the Company (or its successor) will pay you the maximum Payout under this Award (subject to the Individual Payout Cap and the BU Payout Cap), within 30 days following your termination of employment (subject to delay until the first day of the first month that is more than six months following your separation from service to the extent required in Section 16.7 of the Plan, if you are a specified employee within the meaning of Section 409A of the Internal Revenue Code).

A.	Termination by Company for Cause. Termination for “Cause” under this Award shall be limited to the following:

i.

Your conviction of any crime involving money or other property of the Company or any of its affiliates (including entering any plea bargain admitting criminal guilt), or a conviction of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

ii.

Your willful act or omission involving fraud, misappropriation, or dishonesty that (i) causes significant injury to the Company or (ii) results in a significant personal enrichment to you at the expense of the Company; or

iii.

Your continued, repeated, willful failure to substantially perform your duties; provided, however, that no discharge shall be deemed for Cause under this subsection (a) unless you first receive written notice from the Company advising you of specific acts or omissions alleged to constitute a failure to perform your duties, and such failure continues after you have had a reasonable opportunity to correct the acts or omissions so complained of.

A termination shall not be deemed for Cause if, for example, the termination results from the Company’s determination that your position is redundant or unnecessary or that your performance is unsatisfactory for reasons not otherwise specified above.

B.

Termination by Employee for Good Reason. You may terminate your employment for “Good Reason” by giving notice of termination to the Company during the Performance Period following (i) any action or omission by the Company described in this Section or (ii) receipt of notice from the Company of the Company’s intention to take any such action or engage in any such omission.

The actions or omissions which may lead to a termination of employment for Good Reason are as follows:

i.	A reduction by the Company in your base salary as in effect immediately prior to the Change in Control; or

ii.

A change in your reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control that results in a material diminution within the Company of title, status, authority or responsibility; or

iii.	A material reduction in your target annual incentive opportunity as in effect immediately prior to the Change in Control, expressed as a percentage of base salary; or

iv.

A requirement by the Company that you be based or perform your duties anywhere other than at the location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control; or

v.

A material reduction in annual target value of your long-term incentive awards as in effect immediately prior to the Change in Control (with the value determined in accordance with generally accepted accounting standards); or

vi.	A failure by the Company to obtain the assumption agreement to perform this Agreement by any successor as contemplated by Section 12 of this Agreement; or

vii.

Any purported termination of your employment for Disability or for Cause that is not carried out pursuant to a notice of termination which satisfies the requirements of Section 6(c); and for purposes of this Agreement, no such purported termination shall be effective.

C.

Notice of Termination. Any purported termination by the Company of your employment shall be communicated by notice of termination to the other party. A notice of termination shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the Section so indicated.

D.

Date of Termination. The date your employment is terminated under Section 6 of this Agreement is called the “Date of Termination”. In cases of Disability, the Date of Termination shall be 30 days after notice of termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period). If your employment is terminated for Cause, the Date of Termination shall be the date specified in the notice of termination. If your employment is terminated for Good Reason, the Date of Termination shall be the date set out in the notice of termination.

Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within 30 days after the notice of termination is given. If the particulars of the dispute are not conveyed within the 30-day period, then the disputing party’s claims regarding the termination shall be forever deemed waived.

7.	Transferability. This Award may not be transferred, assigned, pledged or otherwise encumbered.

8.

Withholding. The Payout will be recognized as taxable on the Vesting Date and is subject to ordinary income tax and payroll tax. The Company may withhold from the Payout any amount required to satisfy applicable tax laws (at the Company’s required withholding rate).

9.

Restrictive Covenants. Due to your leadership role in the Company, you are in a position of trust and confidence and have access to and knowledge of valuable confidential information of the Company, including business processes, techniques, plans, and strategies across the Company, trade secrets, sensitive financial and legal information, terms and arrangements with business partners, customers, and suppliers, trade secrets, and other confidential information that if known outside the Company would cause irreparable harm to the Company.

During your employment and through two years after the Payout Date of this Award, you will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer or supplier of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, or (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved as an employee, consultant or agent. You agree the covenants in this Section are reasonable in time and scope and justified based on your position and receipt of the Award. In the event you violate the terms of this Section, the two-year term of the restrictive covenants shall be automatically extended by the period you were violating any term of this Section.

If you violate the preceding paragraph, then you will pay to the Company any Award Gain you realized from this Award. “Award Gain” is equal to (i) the cash paid to you on the Payout Date of this Award (including the tax withholding), minus (ii) any non-refundable taxes paid by you as a result of the distribution. In addition, the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against you for any breach or threatened breach of this Section from any court of competent jurisdiction, without the necessity of showing any actual damages or showing money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Such equitable relief shall be in addition to, not in lieu of, any legal remedies, monetary damages, or other available forms of relief.

If any restriction in this Section is deemed unenforceable, then you and the Company contemplate that the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and you.

10.

Repayment of Awards. If, within 24 months after an Award is paid, the Company is required to restate previously reported financial results, the Company will require all Award recipients to repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. The Company will issue a written Notice of Repayment documenting the corrected Award calculation and the amount and terms of repayment.

In addition, the Company may require repayment of the entire Award from any Award recipients determined, in its discretion, to be personally responsible for gross misconduct or fraud that caused the need for the restatement.

The Award recipient must repay the amount specified in the Notice of Repayment. The Company may, in its discretion, reduce a current year Award payout as necessary to recoup any amounts outstanding under a previously issued Notice of Repayment.

11.

Award Not Benefit Eligible. This Award will be considered special incentive compensation and will not be included as earnings, wages, salary or compensation in any pension, retirement, welfare, life insurance or other employee benefit plan or arrangement of the Company.

12.

Assignment. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Award in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Award. As used in this Award, “Company” means (i) Leggett & Platt, Incorporated, its subsidiaries and affiliates, and (ii) any successor to its business and/or assets which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Award by operation of law.

13.

Section 409A. The Company believes this Award constitutes a short-term deferral within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder. Notwithstanding anything contained in these terms and conditions, it is intended that the Award will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Award will be interpreted to meet such requirements.

To the extent permitted by Section 409A, the Company retains the right to delay a distribution of this Award if the distribution would violate securities laws or otherwise result in material harm to the Company.

14.

Data Privacy. You acknowledge and agree that the Company may collect and use your personal information to implement and administer the Award. This personal information may include, without limitation, your: employee identification number; first and last names; home and other physical address; email addresses; telephone and fax numbers; organization name, job title, and department name; reporting hierarchy; work history; performance ratings; and payroll information. You further acknowledge and agree that the Company may disclose such information to non-agent third parties assisting the Company in administering Award.

Additional information concerning the Company’s collection and use of your personal information is available in the Privacy Policy located on the Company’s intranet site.

15.

Other. In the absence of any specific agreement to the contrary, the grant of this Award to you will not affect any right of the Company or its subsidiaries to terminate your employment or your right to resign from employment.

This Award is entered into and accepted in Carthage, Missouri. The Award will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Award to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to this Award is subject to the exclusive venue and subject matter jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.